NEWS RELEASE

INTEROIL SETS THIRD QUARTER 2008 EARNINGS
RELEASE AND CONFERENCE CALL DATE

NOVEMBER 5, 2008 -- InterOil Corporation (TSX:IOL) (AMEX:IOC) (POMSoX:IOC) announced that it will release financial and operational results for the third quarter of 2008 after the market closes on Monday, November 10, 2008 with full text of the news release and accompanying financials available on the company’s website at www.interoil.com. A conference call will be held on Tuesday, November 11, 2008, at 7:30 a.m. Central (8:30 a.m. Eastern) to discuss the financial and operating results, as well as the company’s outlook for the remainder of 2008.

The conference call can be heard through a live audio web cast on the company’s website at www.interoil.com or accessed by dialing (612) 234-9960. A replay of the broadcast will be available soon afterwards on the website. A technical presentation of the Elk/Antelope structure will also be posted on the InterOil website on November 11, 2008.

COMPANY DESCRIPTION

InterOil Corporation is developing a vertically integrated energy business whose primary focus is Papua New Guinea and the surrounding region. InterOil’s assets consist of petroleum licenses covering about 8.7 million acres, an oil refinery, and retail and commercial distribution facilities, all located in Papua New Guinea. In addition, InterOil is a shareholder in a joint venture established to construct Papua New Guinea’s first LNG plant on a site adjacent to InterOil’s refinery in Port Moresby.

InterOil’s common shares trade on the Toronto Stock Exchange under the symbol IOL in Canadian dollars and on the American Stock Exchange under the symbol IOC in US dollars.

FOR INVESTOR RELATIONS ENQUIRIES:

Anesti Dermedgoglou
V.P. Investor Relations
Anesti@interoil.com
Cairns Qld, Australia
Phone: +61 7 4046 4600